EXHIBIT 5.1

[Electronics For Imaging, Inc. Letterhead]

July 10, 2009

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404-4803

Re:	Registration of Securities of Electronics For Imaging, Inc.

Ladies and Gentlemen:

I serve as General Counsel to Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and have served as the Company’s General Counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 3,000,000 shares of the Company’s common stock, $0.01 par value per share to be issued or delivered pursuant to the Electronics For Imaging, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”) and (ii) up to 5,000,000 shares of the Company’s common stock, $0.01 par value per share (together with the 3,000,000 shares to be issued pursuant to the ESPP, the “Shares”) to be issued or delivered pursuant to the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (together with the ESPP, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have reviewed and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Certificate of Incorporation and Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the issuance of shares of common stock pursuant to the Plans and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the Shares are issued and sold (and the consideration therefor received) under the Plans, and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not concede being an expert within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

Very truly yours,

/s/ Bryan Ko
Bryan Ko General Counsel, Electronics For Imaging, Inc.